SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2020

BioMarin Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-26727	68-0397820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Lindaro Street, San Rafael, California	94901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 506-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	BMRN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2020, BioMarin Pharmaceutical Inc. (“BioMarin” or “the Company”) appointed Brian Mueller, BioMarin’s Senior Vice President, Finance and Acting Chief Financial Officer, as Executive Vice President and Chief Financial Officer.

Mr. Mueller, 47, joined BioMarin in December 2002 and served as our Senior Vice President and Acting Chief Financial Officer since January 2020. Since March 2011, he has also served as our Chief Accounting Officer. From August 2016 to January 2020, Mr. Mueller served as our Senior Vice President, Finance and from March 2014 to August 2016, Mr. Mueller served as our Group Vice President, Corporate Controller and from March 2009 to March 2014, Mr. Mueller served as our Vice President, Corporate Controller. From June 2014 to May 2020, Mr. Mueller was a member of the board of directors of Anthera Pharmaceuticals, Inc., a previously public biopharmaceutical company, where he also served as Chairman of the Audit Committee. Prior to joining BioMarin in 2002, Mr. Mueller worked for KPMG as a senior manager in the firm’s audit practice. Mr. Mueller joined KPMG after Arthur Andersen LLP ceased operations in June 2002, prior to which he spent seven years with Arthur Andersen LLP in the firm’s audit and business advisory services practice. Mr. Mueller received a B.S. in Accountancy from Northern Illinois University in DeKalb, Illinois, and is a member of the American Institute of Certified Public Accountants.

In connection with his appointment, Mr. Mueller became entitled to the following: (i) an annual salary of $600,000 retroactively effective to January 29, 2020; (ii) a 2020 cash incentive target of 55% of his base salary (payable in 2021 to the extent certain financial and development goals are met); and (iii) a supplemental equity grant valued at $2,000,000, with such value allocated as 25% stock options (the “Options”), 25% service-based restricted stock units (the “RSUs”), 25% relative total shareholder return-based performance-based RSUs (the “TSR PRSUs”), and 25% strategic goals-based PRSUs (the “Strategic Goal PRSUs” and, together with the Options, the RSUs, and the TSR PRSUs, the “Mueller Equity Awards”). The Mueller Equity Awards were granted on the June 29, 2020 (the “Grant Date”) pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”). The number of shares of common stock subject to the Mueller Equity Awards was determined based on the Black-Scholes model valuation using a 30-day trailing average closing price of BioMarin’s common stock on the Grant Date. The exercise price for the Options is the closing price of the Company’s common stock on the Nasdaq Global Select Market on the Grant Date, which date is also the vesting start date for such Options. The Options vest as to 25% of the shares underlying the grant on the first anniversary of the Grant Date, with 1/48th of shares underlying the grant vesting monthly thereafter. The service-based RSUs vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the Grant Date. The TSR PRSUs and Strategic Goal PRSUs will only be earned if and when BioMarin achieves the performance measure(s) specified in the related award agreement and will vest as to 100% of the earned TSR PRSUs and Strategic Goal PRSUs, if any, 36 months after the Grant Date.

Mr. Mueller has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Also on June 29, 2020, Andrea Acosta, BioMarin’s Group Vice President, Global Controller, was appointed as BioMarin’s Group Vice President, Chief Accounting Officer, effective July 13, 2020.

Ms. Acosta, 41, joined BioMarin in July 2017 as Vice President, Corporate Controller and was promoted to Group Vice President, Global Controller in March 2020. Prior to BioMarin, Ms. Acosta worked at Levi Strauss & Co. from August 2007 to June 2017 where she had various roles of increasing responsibility in finance management during her tenure, including Vice President, Global Controller and Principal Accounting Officer. Previously, she worked at KPMG LLP from July 2003 to August 2007, where she had served as a manager in the firm’s audit practice. She earned a BS in Accounting at San Francisco State University and is a Certified Public Accountant.

In connection with her appointment as Chief Accounting Officer, Ms. Acosta and BioMarin will enter into BioMarin’s standard employment agreement and indemnification agreement for executive officers, and she will become entitled to the following: (i) an annual salary of $420,000; and (ii) a 2020 cash incentive target of 45% of her base salary (payable in 2021 to the extent certain financial and development goals are met). On the Grant Date, she was granted a supplemental equity award of service-based restricted stock units (the “RSU Grant”) pursuant to the 2017 Plan with a value of $350,000. The number of shares of common stock subject to the RSU Grant was determined based on the Black-Scholes model valuation using a 30-day trailing average closing price of BioMarin’s common stock on the Grant Date. The shares of common stock subject to the RSU Grant will fully vest 30 months after the Grant Date.

Ms. Acosta has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: July 2, 2020	By:	/s/ G. Eric Davis
G. Eric Davis
Executive Vice President, General Counsel